SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
                13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)



                               INTERCALLNET, INC.
                                (Name of Issuer)


                         Common Stock, $.0001 par value
                         (Title of Class of Securities)


                                    45844R105
                                 (CUSIP Number)


                                 August 21, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [_] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [_] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Pedro Yenidjeian
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)  [_]
                                    (b)  [X]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina

NUMBER OF         5.   SOLE VOTING POWER                      870,833
SHARES

BENEFICIALLY      6.   SHARED VOTING POWER                      -0-
OWNED BY
EACH              7.   SOLE DISPOSITIVE POWER                 870,833
REPORTING

PERSON WITH       8.   SHARED DISPOSITIVE POWER                 -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         870,833
--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

                                    [_]
--------------------------------------------------------------------------------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    7.15%
--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON*

                                    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a).  Name of Issuer:

    Intercallnet, Inc.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

    6340 NW 5th Way
    Fort Lauderdale, FL 33309
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

    Pedro Yenidjeian
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

    c/o Dubo Enterprises, Inc.
    8000 Govenors Square Blvd., Suite 404
    Miami Lakes, FL 33016
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

    Argentina

--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

    Common Stock, $.0001 par value
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

    (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

    (d) [_] Investment company registered under Section 8 of the Investment Company Act.

    (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
--------------------------------------------------------------------------------
Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

         870,833 shares

    (b) Percent of Class

         7.15%

    (c) Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote               870,833

         (ii)     Shared power to vote or to direct the vote               -0-

         (iii)    Sole power to dispose or to direct the disposition of  870,833

         (iv)     Shared power to dispose or to direct the disposition of  -0-

--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

    N/A

--------------------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

    N/A
--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

    N/A
--------------------------------------------------------------------------------
Item 8.  Identification  and  Classification  of Members of the Group.

    N/A
--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

    N/A
--------------------------------------------------------------------------------
Item 10.  Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 14, 2002
                                            -----------------
                                            (Date)


                                            /s/ Pedro Yenidjeian
                                            ---------------------
                                            (Signature)

                                            Pedro Yenidjeian
                                            -----------------
                                            (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).